Exhibit 99.1

News Release

Media contact:
Lloyd Avram, 678 579 7531

Analyst contact:
Carey Skinner, 678 579 3602

Stockholder inquiries:
678 579 7777

January 14, 2005

Mirant Reaches Agreement with California Utilities and Public Agencies To Settle Claims Related to State’s 2000 and 2001 Energy Crisis

Settlement Agreement Removes Significant Financial Uncertainty That Could Have Affected Mirant’s Chapter 11 Plan of Reorganization

ATLANTA - Mirant (MIRKQ) said today that it has entered into a settlement agreement with California electric utilities and public agencies, including the state’s Attorney General, to resolve various claims against Mirant and its subsidiaries related to California’s energy crisis in 2000 and 2001.

The settlement agreement was approved on January 13, 2005 by the California Public Utilities Commission (the “CPUC”). It still must be approved by the Federal Energy Regulatory Commission (the “FERC”), and the two respective bankruptcy courts overseeing the Chapter 11 proceedings of Mirant, and Pacific Gas & Electric Co. (“PG&E”), one of the utilities involved in the settlement.

“We are pleased to reach this comprehensive settlement and put these matters behind us. It is important for Mirant to focus on its future as we progress toward emerging from bankruptcy as a new company,” said Curt Morgan, Executive Vice President and Chief Operating Officer, Mirant. “We expect this settlement will provide the foundation for a positive relationship between Mirant and the State of California. Importantly, the settlement maintains our current operations in California and preserves the potential for future expansion. Mirant is confident that California will continue on its path to developing a vibrant and fair wholesale energy market, and we look forward to participating in these markets to meet the growing needs of California consumers.”

Added Morgan, “All parties worked diligently to reach this settlement, including the FERC staff who were instrumental in bringing the parties together.”

Mirant expects to file its plan of reorganization with the U.S. Bankruptcy Court later this month and has set a timetable to emerge from Chapter 11 in mid-2005.

“Mirant continues to believe that it did not violate any laws in its power sales transactions in California. However, the parties with whom Mirant has entered into this settlement were asserting claims against Mirant and its subsidiaries for billions of dollars. By settling those claims on an equitable basis — similar in scale to settlements agreed to by other energy providers in California — we have removed significant financial uncertainty from Mirant’s economic future and thus eliminated a potential obstacle to achieving an acceptable plan of reorganization in our Chapter 11 proceeding,” said Doug Miller, Mirant’s Senior Vice President and General Counsel.

The settlement agreement states that Mirant’s subsidiary Mirant Americas Energy Marketing, LP (“MAEM”) will assign $283 million of unpaid receivables ($320 million before adjustments directed by the FERC) to the California parties, which consist of PG&E, Southern California Edison Co., San Diego Gas & Electric Co., the California Attorney General, the CPUC, the California Department of Water Resources (the “DWR”) and the California Electricity Oversight Board. These unpaid MAEM receivables are to be divided among the California parties and any other market participants that choose to opt into the settlement.

In addition to the transferred receivables, the California parties will receive an allowed, unsecured claim of $175 million against MAEM. The DWR will receive an additional allowed unsecured claim against MAEM of $2.25 million. When Mirant emerges from Chapter 11, those claims will be compensated on the same basis as other pre-petition claims against MAEM.

The California settlement also resolves all claims asserted by PG&E against Mirant relating to refunds potentially owed with respect to sales by Mirant under reliability-must-run agreements. Pursuant to the settlement, PG&E will receive allowed, unsecured claims against Mirant that will result in a distribution of proceeds of $63 million under Mirant’s plan of reorganization. In addition, either (1) Mirant’s subsidiaries will transfer ownership of the partially completed 530-megawatt gas-fired Contra Costa Unit 8 power plant and associated turbines to PG&E or (2) PG&E will receive an additional amount of as much as $85 million. Mirant and PG&E also agreed to enter into long-term power purchase agreements that will allow PG&E to dispatch and receive the output of certain electric generating units owned by Mirant’s subsidiaries in Northern California.

Under the settlement agreement, once it is fully approved, the California parties joining in the settlement will release Mirant, MAEM and Mirant’s California subsidiaries from liability for claims related to transactions in the western energy markets from January 1, 1998 to July 14, 2003, including all claims for refunds asserted by the California parties in proceedings pending before the FERC. The California parties also release the Mirant parties from all claims, including claims filed at the FERC seeking refunds, related to a 19-month power supply contract between MAEM and the DWR that expired in December 2002. In addition, the California parties receiving the MAEM receivables will assume MAEM’s obligation to pay refunds determined by the FERC to be owed by MAEM to other parties for transactions in the California Independent System Operator (“CALISO”) and the California Power Exchange (“CALPX”) markets during the period from October 2, 2000 to June 20, 2001 (the “refund period”). MAEM will retain liability for refunds determined by the FERC to be owed to parties other than the California parties for transactions in the CALISO and CALPX markets outside the refund period. The California Attorney General also will dismiss four lawsuits filed against Mirant and its subsidiaries in the California state and federal courts. Mirant’s subsidiaries retain ownership of all the operational power plants they own in California.

While resolving all claims made by the California parties, the settlement does not cover ratepayer class action suits against Mirant, or claims by the CALISO, the CALPX or other market participants that are not parties to the settlement for periods outside the refund period. However, it is expected that the FERC’s approval of the settlement will cause the CALISO and the CALPX to modify their books to reflect the terms of the settlement, which should significantly reduce their claims in Mirant’s bankruptcy proceedings. Furthermore, in December 2004, the court in Mirant’s bankruptcy proceedings orally ruled that it would deny class status with respect to the claims filed in the bankruptcy proceedings by the plaintiffs in the ratepayer suits, which would substantially reduce the potential exposure of Mirant and its subsidiaries with respect to those claims by limiting the claims to the damages, if any, incurred by the individual plaintiffs.

Mirant is a competitive energy company that produces and sells electricity in the United States, the Caribbean, and the Philippines. Mirant owns or leases more than 17,000 megawatts of electric generating capacity globally. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit http://www.mirant.com .

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Caution regarding forward-looking statements:

Some of the statements included herein involve forward-looking information. Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur. There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, (i) the actions and decisions of the other parties to the settlement; (ii) the actions and decisions of Mirant’s creditors and of other third parties with interests in the Chapter 11 cases; (iii) the instructions, orders and decisions of the Bankruptcy Court; (iv) the effects of the Chapter 11 proceedings on Mirant’s liquidity and results of operations; (v) legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the electric utility industry, changes in state, federal and other regulations (including rate regulations), or changes in, or changes in the application of, environmental and other laws and regulations to which Mirant and its subsidiaries are subject and (vi) other factors discussed in Mirant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed with the Securities and Exchange Commission.